Exhibit 99.1

November 29, 2002

Glenn Argenbright
Chairman and CEO
SAFLINK Corporation

Dear Friends, Colleagues, and Valued Shareholders:

As the Chairman and CEO of SAFLINK Corporation, I feel that communicating with our investors is of critical importance. This poses a significant challenge given that we have roughly 6,000 shareholders. The problem is further magnified by the fact that SAFLINK operates in an emerging market, making it very difficult to project future performance. However, debacles such as those involving Enron and WorldCom are painful reminders of the need for shareholders to have an in-depth understanding of what they are buying into and how a company’s capital resources are being put to use. Toward that end, I wanted to take a moment to review the Company’s recent past, its current activities, and its strategic goals for the next several quarters.

In addition to the information included in this letter, I would encourage each of you to review all of the publicly available information pertaining to the Company, including its numerous public filings, financial statements, and the research reports that have been issued on the Company, which I will address in greater detail below.

A brief review of 2001
In June of 2001 I was brought in to help restructure and refocus the Company’s business. Over the last ten years, I have been involved in a number of turnaround situations, many with high-tech corporations. At SAFLINK, I saw a tremendous opportunity for growth. However, in order to recognize its true potential, the Company needed to make a number of strategic changes.

The first priority was to reduce operating expenditures. This was achieved by scaling back our workforce, reducing IT and infrastructure costs, and by renegotiating and downsizing leasehold and facilities overhead. Such cuts, coupled with a new budget policy, enabled the Company to reduce its burn rate by roughly fifty percent. The Company’s current operating expenditures weigh in at approximately $500,000 per month, down from nearly $750,000 when I joined the Company.

Having reduced expenditures, it was time to focus our efforts on improving sales output and revenue generation. We decided to focus on our core competency: biometric middleware software, offering secure logon and authentication capabilities to large corporate or governmental institutions looking to secure access to mission critical data and computer networks. Understanding both our products and the marketplace, a decision was made to separate sales into three distinct teams: Government Sales, Commercial / Direct Sales, and Channel or Reseller Sales. Each team was given a simple mandate – be proactive. Find the business. Make hundreds of calls. Don’t expect the business to find you.

A Government Sales Manager was hired in an effort to aggressively pursue sales and extend the SAFLINK brand at both the State and Federal level. A Commercial Sales Team was put in place and directed to actively call upon and qualify hundreds of prospective clients per month. In addition, the Company’s business development organization was tasked with the challenge of building out SAFLINK’s reseller channel and expanding the Company’s existing relationships with Novell, Computer Associates, and Microsoft.

Industry Trends – In the Wake of Change
In many ways, the entire security industry was turned on its ear following the terrorist attacks of September 11, 2001. Few could have anticipated the attention that such events would place on the biometrics industry. To say that they had a major impact on the sector is a colossal understatement. While it is true that spending has not necessarily ramped as quickly as first anticipated, it is important to remember that most security initiatives are built into departmental budgets several quarters prior to implementation. It will take time for such initiatives to move into production. However, with adversity comes awareness. Corporations and government agencies are aware that they are vulnerable to attack. We believe many such organizations are dedicated to securing information access, protecting electronic systems from cyber attack, and locking down access to their sites and places of business.

It is clear that we have innumerable points of access in critical need of heightened network security. Many of these have no greater security than a basic password. Think of some of the systems possibly at risk: various utilities, financial systems, healthcare and hospitals, water treatment facilities, biological laboratories, disease control centers, and drug or pharmaceutical manufacturing environments.

In addition to increased awareness, the federal government has enacted a number of legislative and regulatory acts, which we believe further enhance the need for biometrics. Among these:

•	HIPAA regulations in healthcare – calls for increased protection of patient records.
•	FDA regulations (21 CFR Part 11) – specifically singles out biometrics as preferred means to secure data related to pharmaceuticals and clinical trials.
•	Gramm-Leach-Bliley Act – comprehensive reform of financial privacy regulations, calling for an increased level of electronic security for computer networks.
•	Patriot Act Enhanced Border & Visa Entry Reform Act – incorporates biometrics into foreign passports, a strong endorsement of the technology’s ability to positively identify unique individuals.
•	Aviation & Transportation Security Act – which is likely to incorporate biometrics as a means of verifying an individual’s identity and providing increased convenience for frequent travelers.

Our Products
SAFLINK has been building and deploying reliable biometric security solutions for more than 10 years. Today, all of our products are designed with one primary goal in mind: to replace weak, text-based passwords with unique biological or behavioral identifiers – a person’s biometric credentials. SAFLINK’s various products are designed to provide a number of important organizational benefits:

•
By using their unique biological characteristic (i.e. fingerprint, voice, iris, or facialpattern), users can forget passwords and utilize a convenient, highly secure means of protecting valuable electronic information;

•	Without passwords, IT administrators can focus on mission critical tasks; and
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Eliminating the loss of administrator time and user productivity associated with password resets and user lock-outs significantly reduces overhead related to password management. A recent IDC report indicates password maintenance costs an average of $200-$300 per user per year.

Our products support three of the most widely distributed platforms on the market (Microsoft, Novell, and Computer Associates). In addition, we believe our software works with more biometric devices (23) and supports more security protocols (face, voice, iris, fingerprint, smart card, RF badge, and tokens) than any other biometric security company. When it comes to network logon for the large enterprise, our products are tough to beat.

Sales Pipeline
SAFLINK has generated tremendous sales traction in the last 14 months. The Company installed more than 50 paid “pilot” deployments in the first two quarters of 2002, as compared to just 20 (most unpaid) for all of 2000 and 2001 combined. In addition, the Company’s sales pipeline has grown from roughly $10 million in June of 2001, to over $140 million today.

Our newly integrated sales and technology teams are currently working on over 4,000 leads and have shipped products to more than 140 potential enterprise clients. As we move forward, we plan to continue seeking out industry leaders in each of our key vertical markets.

We are currently working on a number of large accounts with a variety of Fortune 100 companies and large government agencies. One such example involves the integration of biometric authentication into smart cards at the Department of Defense. This initiative, known as the Common Access Card (CAC) project, will create a standard identification card for all active-duty military personnel, Selected Reserve and National Guard members, as well as the Department’s civilian employees and eligible contractors. More than one million cards have been issued to date, with distribution expected to exceed four million in the next two years.

We have successfully delivered software solutions in the first two of three steps in the analysis phase of this project, and hope to be selected for the deployment of an enterprise solution in the future. This project, if awarded to SAFLINK, could potentially represent a significant financial opportunity for the Company—even an aggressively discounted license fee would result in tens of millions of dollars of revenue. We have partnered with Bearing Point (formerly KPMG Consulting) on this very important project, and are competing against other technology providers for this business.

Those companies testing and deploying SAFLINK’s products represent many successful and well-recognized names, including: Pfizer, NASCAR, Department of Defense, House of Representatives, Freddie Mac, the FAA, the NSA, the city of Stockholm Sweden, St. Vincent’s Hospital, and Blue Cross Blue Shield, to name but a few. As we look ahead, and as we strive to roll out additional deployments, I anticipate that even more organizations will consider the use of biometrics to enhance network security.

Moving Forward
For the next twelve months SAFLINK’s goal is to:

1.	Move existing pilots and test phase clients into full production deployments, and
2.	Close new Fortune 5000 and large government customers.

We have restructured our balance sheets; we have no long-term debt, over $ 4 million in cash, and a backlog of sales. We also have strong financial support from a number of institutions and brokerage houses. We are working diligently to move the Company to profitability and believe that we have a plan in place to make that happen.

SAFLINK has begun to attract the attention of both analysts and institutional researchers alike, and as the Company continues to execute on its plan, I anticipate that such attention will grow. In fact, two research reports have been released pertaining to the Company. The most recent report, produced by Paul Cohen of The Independent Research Group, was released earlier this week and, I am pleased to report, initiated with a “Buy” rating (the report can be found at http://www.dirtydozenresearch.com/saflink.pdf). I should point out that neither SAFLINK, nor any of its officers or directors has any form of financial or professional relationship with Mr. Cohen or The Independent Research Group. As with any such report, neither the Company nor can I represent or endorse the accuracy or reliability of any of its information or content, nor can we make any representations pertaining to the ratings or recommendations contained in such research documents.

We appreciate your interest in and support of SAFLINK Corporation. If you have any additional questions or would like more information please feel free to contact our CFO, Jon Engman, or email us at investors@saflink.com.

Best regards,

/s/    GLENN L. ARGENBRIGHT

Glenn L. Argenbright
Chairman and CEO
SAFLINK Corporation

This letter contains information about management’s view of the company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company’s financial condition, its ability to further develop and successfully market and distribute its software products, its ability to compete with competitors and the growth of the biometrics market as well as other factors that are discussed in the Company’s 424(b)(3) Prospectus filed with the SEC August 16, 2002 as amended and supplemented, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

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